Exhibit 99.2

Vanda Pharmaceuticals appoints Gian Piero Reverberi as Acting Chief Commercial Officer

WASHINGTON, December 17, 2015 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA) today announced that it has appointed Gian Piero Reverberi to the role of Senior Vice President, Acting Chief Commercial Officer and European General Manager. Mr. Reverberi was previously Vanda’s Senior Vice President and European General Manager and replaces Tom Gibbs, Vanda’s former Senior Vice President and Chief Commercial Officer, who has resigned from Vanda to pursue a new opportunity.

“I would like to congratulate Gian Piero in his new role, and wish him much success as we continue to drive Vanda on a strong growth trajectory. I also would like to thank Tom for his leadership and significant contributions over the past year and wish him success as he pursues his next opportunity,” said Mihael H. Polymeropoulos MD, President and CEO, Vanda Pharmaceuticals.

Prior to joining Vanda, Mr. Reverberi served as Senior Vice President, International Specialty Pharma at Shire Pharmaceuticals, with responsibility for Shire’s specialty pharma business in EMEA, Canada, Australia, Japan, Asia Pacific and Latin America. In addition to his International Specialty Pharma responsibilities, from 2009-2013, Mr. Reverberi led Shire’s Internal Medicine Global Business Unit where his responsibilities included the management of the US Sales and Marketing teams. Prior to this position, he was General Manager, Italy at Shire. Before joining Shire, Mr. Reverberi spent 10 years with Eli Lilly in Italy and the U.S. where he held several commercial positions including Business Unit Director (Diabetes Care) in Italy, District Manager and Business Development Leader in the U.S. Earlier in his career, Mr. Reverberi held finance positions in the U.S. and Italy with both Eli Lilly and IBM. Mr. Reverberi received his degree in Economics and Business Administration from Sapienza University of Rome and a Master in Business Administration from SDA Bocconi in Milan.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapies addressing high unmet medical needs. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, Vanda’s assumptions regarding its growth trajectory and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended September 30, 2015, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Laney Landsman

Assistant Vice President

Makovsky

(212)508-9642

llandsman@makovsky.com

SOURCE Vanda Pharmaceuticals Inc.